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                                                                     EXHIBIT 4.2

                               AMENDMENT NO. 1 TO
                             VEECO INSTRUMENTS INC.
                2000 STOCK OPTION PLAN FOR NON-OFFICER EMPLOYEES

                             Effective July 26, 2001

      Section 5(a) of the Veeco Instruments Inc. 2000 Stock Option Plan for Non-Officer Employees (the "2000 Non-Officer Plan") is hereby amended to read, in its entirety, as follows:

            5.    GRANT OF AWARDS; SHARES SUBJECT TO THE PLAN

                  The Committee may, from time to time, grant Options to one or more Eligible Persons; provided, however, that:

                  (a) Subject to Section 9, the aggregate number of shares of
            Stock in respect of which Options may be granted under the Plan shall not exceed 670,000;

      A new paragraph (c) is hereby added to Section 12 of the 2000 Non-Officer Plan to read as follows:

                  (c) REPRICING. Notwithstanding any other provision of this
            Plan, no amendment or modification of the Plan or of any Stock Option Agreement may lower the exercise price of a previously granted award, nor may the Board, the Committee or the Company cancel and regrant an Option with the effect of repricing an Option, without in either case shareholder approval.

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